8550 United Plaza Blvd., Ste. 1001 – Baton Rouge, LA 70809 225-922-4600 Phone – 225-922-4611 Fax – pncpa.com A Professional Accounting Corporation December 15, 2023 Securities and exchange commission Washington, D.C. 20549 Commissioners: We have read item 4.01 of form 8-k dated December 14, 2023 of Red River Bancshares, inc. and are in agreement with the statements contained therein as it regards our firm.